UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 24, 2017

Date of Report (Date of earliest event reported)

Immune Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-54933	59-3226705
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

37 North Orange Ave, Suite 607, Orlando, FL	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 888-613-8802

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Immune Therapeutics, Inc. (the “Company”) has appointed Mr. Rudy Williams to serve as its Chief Operations Officer. There was no prior arrangement between Mr. Williams and any Company representative prior to his appointment.

Rudy Williams is the former president of International Engineering Services, Inc. (IESINC); one of the country’s largest minority owned engineering service company in the early and late seventies, 1969-1985. He sold IES in 1985. In the mid-eighties, Mr. Williams identified the need for a government affairs firm dedicated to small business issues and formed The Phoenix Group. The Phoenix Group is a public affairs company that specializes in federal government, legislative representation, and internal relations. Mr. Williams also created Direct Pharmacy Service, Inc. (DPSI) in the early nineties with his partner James Hill (now deceased). DPSI became the largest Mail Order Pharmacy, operating from their facilities in the Southern sector of the U.S. The interface with government regulations, rules extended to DPSI to become a Pharmacy Benefit Management Company which intensified relations with federal government health care regulations. Mr. Williams has a BS/MS degree in Electrical Engineering; attended Tuskegee Institute, Arizona State University and Massachusetts Institute of Technology (MIT).

Item 8.01 Other Events

On August 24, 2017, the Company issued a press release announcing that its majority owned subsidiary, Cytocom, Inc., has appointed Dr. John Abeles as its Chairman, Director and CEO. Dr. Abeles will also serve as a Senior Advisor to the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE THERAPEUTICS, INC.

Date: August 25, 2017	By:	/s/ Noreen Griffin
Noreen Griffin, CEO